Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Quarter Net Income of $356.1 Million
or $1.85 per Share

Operating Income per Share Is up 29% to a Record $1.77

Net Written Premiums Grow 12%; Combined Ratio Is 92.8%

Chubb Raises Full-Year Income Guidance

     WARREN, New Jersey, July 27, 2004 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2004 was $356.1 million, a 41% increase over net income of $252.1 million in the second quarter of 2003. Net income per share increased 28% to $1.85 from $1.45.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased 43% in the second quarter of 2004 to a record $341.0 million from $238.6 million in the second quarter of 2003. Operating income per share grew 29% to $1.77 from $1.37.

     “We are delighted with our continued strong financial performance,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Operating income per share was the highest of any quarter in Chubb’s history, reflecting strong premium growth, favorable loss experience and successful expense control initiatives. These results — following record first quarter results — validate our focus on executing our core property and casualty strategy of maintaining underwriting discipline, growing the business profitably by leveraging strong producer relationships, and reducing our expense structure.”

     Highlights of the second quarter include:

•	Record operating income and operating income per share for the second quarter and the first six months;

•	Double-digit net written premium growth of 12% to $2.9 billion;

•	A combined ratio of 92.8%, compared to 95.3% in the second quarter of 2003;

•	A net reserve increase of $160 million in Chubb’s Financial Institutions segment for Errors & Omissions (E&O) losses related to investment banks, and an $80 million release of net reserves for losses from the September 11, 2001 attack;

•	An expense ratio that improved to 29.5% from 30.7% a year ago;

•	An agreement reached after the close of the quarter which effectively eliminates a $500 million exposure from surety bonds issued for Aquila; and

•	A $4 billion reduction of notional exposure from Chubb Financial Solutions (CFS) credit default swaps at no cost, bringing remaining notional exposure to credit default swaps to $11.4 billion.

     Property and casualty net premiums written in the second quarter of 2004 grew 12% both in the U.S. and outside the U.S. Expressed in local currencies, non-U.S. premiums grew 5%. Premiums for Chubb Re accounted for 2 percentage points of Chubb’s 12% worldwide growth.

     Catastrophe losses for the 2004 second quarter (excluding the reserve release related to the September 11th attack) were $45.7 million, accounting for 1.6 percentage points of the combined ratio. In the second quarter of 2003, catastrophe losses were $70.6 million, representing 2.8 percentage points of the combined ratio.

     Second quarter operating income for 2004 includes an after-tax loss of $2 million or $0.01 per share for the non-insurance business of CFS, compared to a loss of $4 million or $0.02 per share in the second quarter of 2003.

Six Month Results

     For the first six months of 2004, net income was a record $716.8 million or $3.73 per share, compared with $476.7 million or $2.76 per share for the first half of 2003. Operating income totaled a record $649.1 million or $3.38 per share for the first half of 2004, compared with $460.3 million or $2.66 per share for the first half of 2003. Results for the first six months of 2004 include an after-tax loss of $11 million or $0.06 per share from CFS, compared with after-tax income of $5 million or $0.03 per share in the first half of 2003.

     Property and casualty net premiums written in the first six months of 2004 increased 12% to $5.9 billion. The combined ratio for the first half was 92.7% in 2004 and 95.3% in 2003. Catastrophe losses for the 2004 first half (excluding the September 11th reserve release) were $142.4 million, or 2.5 percentage points of the combined ratio. In the first half of 2003, catastrophe losses were $165.5 million, accounting for 3.4 percentage points of the combined ratio. The expense ratio for the first six months improved to 29.8% from 30.5%.

Outlook for 2004

     “In light of first half operating earnings of $3.44 per share excluding CFS and our expectation of continued strong performance, we are raising guidance for full-year 2004 operating earnings per share to a range of $6.80 to $7.20,” said Mr. Finnegan. The company’s previous guidance, provided on February 3, 2004, was $5.90 to $6.30 per share. Both the original and revised guidance exclude realized investment gains and losses, exclude results from CFS and assume 3 percentage points of catastrophe losses for the year.

     Mr. Finnegan said the revised operating income guidance assumes:

•	A combined ratio between 92% and 94% for the year, based on combined ratio guidance of 83% to 85% for Chubb Commercial Insurance (CCI), 98% to 100% for Chubb Specialty Insurance (CSI) and 94% to 96% for Chubb Personal Insurance (CPI);

•	Growth of property and casualty investment income after taxes of 9% to 11%.

     Mr. Finnegan said he expects 2004 net written premium growth for the full year to be at the low end of the previous guidance of 10% to 14%. In the first half of 2004, net written premiums grew 12%, aided by currency translation related to Chubb’s non-U.S. operations and significant growth of Chubb Re premiums compared to its premiums in the first half of 2003. The favorable year-over-year comparison for Chubb Re is not expected to recur in the second half of 2004, resulting in somewhat lower net written premium growth for Chubb in the second half.

     “On a business unit basis,” said Mr. Finnegan, “updated guidance for 2004 is for net written premium growth of 11% to 13% for CCI and 8% to 10% for both CSI and CPI. This represents a slight increase in expected CCI growth, more than offset by lower CSI growth. The revised CSI forecast reflects lower than expected full year growth in the Executive Protection (EP) segment but higher growth in EP in the second half than in the first half.”

Second Quarter Operations Review

     Chubb Commercial Insurance net written premiums grew 14% in the second quarter to $1.1 billion. The combined ratio improved to 79.0% from 91.6% in the corresponding quarter a year ago. Catastrophe losses (excluding the $30 million of the September 11th reserve release which is attributable to CCI Casualty) accounted for 0.8 percentage points of the combined ratio in 2004 and 2.9 points in 2003.

     Average renewal rates in the U.S. increased 4% for CCI, which retained 85% of the U.S. premiums that came up for renewal. CCI wrote $262 million of new business worldwide in the second quarter of 2004, compared to $305 million in the corresponding quarter of 2003.

     Chubb Specialty Insurance net written premiums grew 13% to $1.1 billion. The combined ratio was 107.5%, compared with 99.5% in the second quarter of 2003.

     Executive Protection (EP) premiums grew 4%, and EP had a combined ratio of 101.8%. Average renewal rates in the U.S. for EP were flat, and the renewal retention rate was 90%. EP wrote $114 million of new business worldwide in the second quarter of 2004, compared to $96 million in the corresponding quarter of 2003.

     Financial Institutions (FI) premiums grew 14% in the second quarter. The combined ratio for FI was 159.8% for the second quarter, due to the $160 million E&O reserve increase related to investment banks, offset in part by the $50 million portion of the September 11th reserve release which is attributable to FI. Average renewal rates in the U.S. for FI were up 4%, and the renewal retention rate was 90%. FI wrote $53 million of new business worldwide in the second quarter of 2004, compared to $48 million in the corresponding quarter of 2003.

     For Other Specialty Lines, premiums were up 28%, primarily driven by 35% growth at Chubb Re. The combined ratio for Other Specialty Lines was 86.7%.

     Chubb Personal Insurance net written premiums grew 8% to $747 million. CPI’s combined ratio improved to 90.7% from 93.8% in the second quarter of 2003. Catastrophe losses accounted for 5.4 percentage points of the second quarter combined ratio in 2004 compared to 6.2 points in 2003. Excluding catastrophe losses, CPI’s combined ratio improved 2.3 points to 85.3% from 87.6%, driven mainly by improvement in Homeowners insurance.

     The Homeowners line grew 9%. The combined ratio was 92.3%, which included 8.9 percentage points of catastrophe losses. Personal Automobile grew 6% and had a combined ratio of 94.1%, while Other Personal, which includes valuable articles, excess liability and yacht insurance, grew 7% and had a combined ratio of 81.9%.

     Property and casualty investment income after taxes for the second quarter increased 12% to $232.4 million from $207.2 million in 2003. For the first half of 2004, property and casualty investment income after taxes increased 12% to $454.2 million from $405.2 million. The increase reflected strong operating cash flow and the contribution of $800 million by the parent company to the operating companies at the end of the second quarter of 2003, partially offset by the negative impact of investing the proceeds of maturing bonds at lower interest rates.

Webcast Conference Call to be Held Today at 5 P.M.

     Chubb’s senior management will discuss the company’s second quarter performance with analysts today, July 27, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the evening for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss)

Management evaluates underwriting results separately from investment results. The underwriting operations consist of three separate business units: personal insurance, commercial insurance and specialty insurance. Performance of the business units is based on statutory underwriting results. Statutory accounting principles differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

•	our expectations relating to reinsurance recoverables;

•	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

•	our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

•	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the willingness of parties, including us, to settle disputes;

•	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

•	development of new theories of liability;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

•	the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

•	claims and litigation arising out of investment banking practices;

•	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

•	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

•	the effects of inflation;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the inability to reinsure certain risks economically;

•	changes in the litigation environment;

•	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2004	2003	2004	2003
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,929.6	$2,617.3	$5,947.0	$5,292.0
Increase in Unearned Premiums	(68.0)	(84.1)	(291.4)	(433.6)

Premiums Earned	2,861.6	2,533.2	5,655.6	4,858.4

Losses and Loss Expenses	1,805.9	1,633.2	3,546.5	3,138.7
Operating Costs and Expenses	863.3	802.1	1,770.6	1,613.6
Increase in Deferred Policy Acquisition Costs	(9.8)	(9.4)	(49.4)	(77.3)
Dividends to Policyholders	7.2	6.0	14.5	12.0

Underwriting Income	195.0	101.3	373.4	171.4

Investments
Investment Income Before Expenses	296.8	266.5	580.8	520.1
Investment Expenses	5.8	5.7	12.1	13.0

Investment Income	291.0	260.8	568.7	507.1

Other Charges	(1.5)	(14.2)	(2.5)	(21.7)

Property and Casualty Income	484.5	347.9	939.6	656.8
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(2.9)	(5.8)	(17.2)	8.2
CORPORATE AND OTHER	(32.0)	(33.9)	(64.7)	(79.1)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	449.6	308.2	857.7	585.9
Federal and Foreign Income Tax	108.6	69.6	208.6	125.6

CONSOLIDATED OPERATING INCOME	341.0	238.6	649.1	460.3
REALIZED INVESTMENT GAINS AFTER INCOME TAX	15.1	13.5	67.7	16.4

CONSOLIDATED NET INCOME	$356.1	$252.1	$716.8	$476.7

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$232.4	$207.2	$454.2	$405.2

	Periods Ended June 30
	Second Quarter		Six Months
	2004	2003	2004	2003
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	192.5	174.3	192.1	172.9
Actual Common Shares at End of Period	191.0	187.4	191.0	187.4
DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.77	$1.37	$3.38	$2.66
Realized Investment Gains	.08	.08	.35	.10

Net Income	$1.85	$1.45	$3.73	$2.76

Effect of Catastrophe Losses
September 11 Attack	$.27	$—	$.27	$—
All Other	(.15)	(.26)	(.48)	(.62)

Total	$.12	$(.26)	$(.21)	$(.62)

Effect of Chubb Financial Solutions Non-Insurance Business	$(.01)	$(.02)	$(.06)	$.03

	June 30	Dec. 31
	2004	2003
BOOK VALUE PER COMMON SHARE	$46.61	$45.33
BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	45.57	42.21

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2004	2003	2004	2003
Losses and Loss Expenses to Premiums Earned	63.3%	64.6%	62.9%	64.8%
Expenses to Premiums Written	29.5	30.7	29.8	30.5

Combined Loss and Expense Ratio	92.8%	95.3%	92.7%	95.3%

Effect of Catastrophe Losses (Other Than Those From the September 11 Attack) on Combined Loss and Expense Ratio	1.6%	2.8%	2.5%	3.4%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2004	2003	2004	2003
	(in millions)
Paid Losses and Loss Expenses	$1,380.6	$1,214.7	$2,607.9	$2,371.5
Increase in Unpaid Losses and Loss Expenses	425.3	418.5	938.6	767.2

Total Losses and Loss Expenses	$1,805.9	$1,633.2	$3,546.5	$3,138.7

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums		Combined Loss and
	Written		Expense Ratios
	2004	2003	2004	2003
	(in millions)
SIX MONTHS ENDED JUNE 30
Personal Insurance
Automobile	$310.4	$289.3	95.0%	100.2%
Homeowners	774.4	711.3	100.6	105.5
Other	278.4	259.3	79.4	77.3

Total Personal	1,363.2	1,259.9	95.1	98.5

Commercial Insurance
Multiple Peril	591.6	532.8	76.6	89.0
Casualty	783.4	678.6	86.1	87.5
Workers’ Compensation	388.9	317.5	92.7	91.0
Property and Marine	558.3	512.5	72.0	90.8

Total Commercial	2,322.2	2,041.4	80.9	89.1

Specialty Insurance
Executive Protection	1,051.7	1,001.0	101.6	103.8
Financial Institutions	458.1	420.6	135.2	111.7
Other	751.8	569.1	85.5	82.2

Total Specialty	2,261.6	1,990.7	102.8	99.3

Total	$5,947.0	$5,292.0	92.7%	95.3%

QUARTER ENDED JUNE 30
Personal Insurance
Automobile	$165.8	$156.4	94.1%	99.0%
Homeowners	432.7	398.8	92.3	97.8
Other	148.9	139.7	81.9	76.9

Total Personal	747.4	694.9	90.7	93.8

Commercial Insurance
Multiple Peril	288.8	256.3	68.7	90.0
Casualty	371.2	334.5	84.8	89.7
Workers’ Compensation	167.4	129.1	95.5	95.5
Property and Marine	267.7	239.2	72.2	93.9

Total Commercial	1,095.1	959.1	79.0	91.6

Specialty Insurance
Executive Protection	497.1	479.4	101.8	104.1
Financial Institutions	223.9	196.8	159.8	112.3
Other	366.1	287.1	86.7	85.3

Total Specialty	1,087.1	963.3	107.5	99.5

Total	$2,929.6	$2,617.3	92.8%	95.3%